Exhibit 99.1

Press Release

DORAL FINANCIAL CORPORATION FILES FOR BANKRUPTCY PROTECTION IN THE SOUTHERN DISTRICT OF NEW YORK

NEW YORK, New York (March 11, 2015) — Doral Financial Corporation (DFC) announced today that it has filed for chapter 11 bankruptcy in the United States Bankruptcy Court for the Southern District of New York. DFC intends to wind-down its businesses, liquidate its assets, and seek approval of a plan of liquidation. DFC also intends to continue to pursue causes of action on behalf of its creditors.

On February 27, 2015, the Office of the Commissioner of Financial Institutions of Puerto Rico (the OCIF) appointed the Federal Deposit Insurance Corporation (the FDIC) as receiver of Doral Bank, a state non-member bank chartered by the OCIF. Prior to the appointment of the FDIC as receiver, DFC owned 100% of the equity in Doral Bank, and Doral Bank was DFC’s primary asset.

DFC’s primary assets are deposit accounts, asset-backed loans, real estate owned properties (REO) in Puerto Rico, which DFC acquired through loan foreclosures, and various contractual rights under pre-bankruptcy agreements. DFC also owns Doral Insurance, a non-debtor insurance agency.

Ropes & Gray LLP is serving as DFC’s bankruptcy counsel, and Zolfo Cooper LLC is acting as DFC’s financial advisor. Court documents can be obtained from the chapter 11 case docket through the Public Access to Court Electronic Records website (PACER), at https://ecf.nysb.uscourts.gov/, or from Carol Flaton at Zolfo Cooper LLC. Inquiries regarding DFC’s chapter 11 case should be directed to Carol Flaton at Zolfo Cooper LLC.

Institutional Background

DFC is a the holding company Doral Insurance Agency, LLC (Doral Insurance Agency), Doral Recovery, Inc. (Doral Recovery I), and Doral Properties, Inc. (Doral Properties). Doral Insurance Agency, Doral Recovery I and Doral Properties have not filed for chapter 11 bankruptcy. Subject to Bankruptcy Court approval, Ms. Flaton has been appointed DFC’s Chief Restructuring Officer, Additional information about DFC may be found on DFC’s website at www.doralfinancial.com.